Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

William P. Taylor

Chief Executive Officer

SR Bancorp, Inc.

(732) 560-1700, ext. 5201

SR BANCORP, INC. ANNOUNCES QUARTERLY FINANCIAL RESULTS

Bound Brook, New Jersey (April 30, 2024) – SR BANCORP, INC. (the “Company”) (NASDAQ: SRBK), the holding company for Somerset Regal Bank (the “Bank”), announced net income of $1.1 million for the three months ended March 31, 2024 (unaudited), compared to net income of $1.6 million for the three months ended December 31, 2023 (unaudited). Excluding $1.4 million of net accretion income related to fair value adjustments, offset by $242,000 of costs related to the acquisition of Regal Bancorp and its wholly-owned subsidiary Regal Bank, which is described in greater detail below, net income would have been $258,000 for the three months ended March 31, 2024. Net income for the three months ended December 31, 2023, excluding $1.4 million of net accretion income related to fair value adjustments, offset by $32,000 of costs related to the acquisition of Regal Bancorp and its wholly-owned subsidiary Regal Bank, would have been $605,000.

The financial information contained in this earnings release as of and for the periods ended March 31, 2024 and December 31, 2023 is for SR Bancorp and Somerset Regal Bank. Financial information as of June 30, 2023 is for Somerset Savings Bank, SLA, on a stand-alone basis.

Completed Stock Offering and Merger

The conversion of Somerset Savings Bank, SLA from the mutual to stock form of organization and related stock offering by the Company was completed on September 19, 2023. SR Bancorp, Inc.’s common stock began trading on the Nasdaq Capital Market under the trading symbol “SRBK” on September 20, 2023.

The Company sold 9,055,172 shares of common stock at a price of $10.00 per share. Additionally, the Company contributed 452,758 shares and $905,517 in cash to the Somerset Regal Charitable Foundation, Inc., a charitable foundation formed in connection with the conversion. Upon the completion of the conversion and offering, 9,507,930 shares of Company common stock were outstanding.

Promptly following the completion of the conversion and related stock offering, Regal Bancorp, Inc., a New Jersey corporation (“Regal Bancorp”), merged with and into the Company, with the Company as the surviving entity (the “Merger”). Immediately following the Merger, Regal Bank, a New Jersey chartered commercial bank headquartered in Livingston, New Jersey and the wholly-owned subsidiary of Regal Bancorp, merged with and into Somerset Bank, which converted to a commercial bank charter, and was renamed Somerset Regal Bank. The Merger was completed on September 19, 2023.

On January 10, 2024, the Company closed one of its retail branch locations in Summit, New Jersey acquired in the Merger due to the close proximity to another Company branch. On March 15, 2024, the Company closed another retail branch office, also acquired in the Merger, located in Somerville, New Jersey due to its proximity to other Company branches.

March 31, 2024 Highlights:

•

Net income was $1.1 million for the three months ended March 31, 2024, compared to net income of $1.6 million for the three months ended December 31, 2023. Excluding $1.4 million of net accretion income related to fair value adjustments, offset by $242,000 of merger-related costs, net income would have been $258,000 for the three months ended March 31, 2024.

•	Total assets were $1.05 billion, an increase of $401.3 million, or 61.6%, from $651.5 million at June 30, 2023.

•	Net loans were $698.9 million, an increase of $336.6 million, or 92.9%, from $362.3 million at June 30, 2023.

•	Total deposits were $838.0 million, an increase of $334.1 million, or 66.3%, from $503.9 million at June 30, 2023.

•	During the three months ended March 31, 2024, the Bank completed the data conversion of its core system, merging the legacy Regal Bank core system into its existing platform.

Comparison of Operating Results for the Three Months Ended March 31, 2024 and December 31, 2023

General. Net income decreased $544,000, or 33.9%, to net income of $1.1 million for the three months ended March 31, 2024 from net income of $1.6 million for the three months ended December 31, 2023. Net income for the three months ended March 31, 2024 included $1.4 million of net accretion income related to fair value adjustments resulting from the Merger, offset by $242,000 in merger-related expenses. The decrease compared to the linked quarter also was caused by a decrease in net interest income, and an increase in noninterest expense, offset by an increase in noninterest income.

Interest Income. Interest income decreased $638,000, or 5.2%, to $11.6 million for the three months ended March 31, 2024 from $12.3 million for the three months ended December 31, 2023 due to a 19 basis point decrease in the yield on interest-earning assets and a $14.0 million decrease in the average balance of interest-earning assets. The decrease resulted from a decrease of $367,000, or 3.6%, in interest income on loans, a $198,000 decrease in interest income on other assets and a $73,000 decrease in interest income on securities. The decrease in the interest income on loans was due to a 18 basis point decrease in the yield on loans from 5.73% for the three months ended December 31, 2023 to 5.55% for the three months ended March 31, 2024, primarily due to a decrease in accretion income of $244,000. The decrease in the interest income on other assets was due to a 52 basis point decrease in the yield and a $6.0 million decrease in the average balance of other assets. The decrease in the interest income on securities was due to a 11 basis point decrease in the yield and a $3.9 million decrease in the average balance of securities.

Interest Expense. Interest expense increased $113,000, or 3.5%, to $3.4 million for the three months ended March 31, 2024 from $3.3 million for the three months ended December 31, 2023 due to an increase in interest expense on deposits. Interest expense on certificates of deposit increased $119,000 as the average rate on certificates of deposit increased 17 basis points to 4.03% for the three months ended March 31, 2024 from 3.86% for the three months ended December 31, 2023 due to the higher interest rate environment. The average balance of certificates of deposit also increased $244,000, or 0.1%, to $274.4 million for the three months ended March 31, 2024 from $274.1 million for the three months ended December 31, 2023. Interest expense on interest-bearing demand deposits decreased $16,000 as the cost of interest-bearing deposits remained consistent at 0.69% for the three months ended March 31, 2024 and the three months ended December 31, 2023. This was offset by an increase in the average balance of interest-bearing demand deposits of $9.2 million, or 4.7%, to $203.3 million for the three months ended March 31, 2024 from $194.1 million for the three months ended December 31, 2023. The average balance of savings and club accounts decreased $9.3 million, or 3.7%, to $239.8 million for the three months ended March 31, 2024 from $249.2 million for the three months ended December 31, 2023.

Net Interest Income. Net interest income decreased $751,000, or 8.3%, to $8.3 million for the three months ended March 31, 2024 from $9.0 million for the three months ended December 31, 2023. Net interest rate spread decreased 20 basis points to 2.83% for the three months ended March 31, 2024 from 3.08% for the three months ended December 31, 2023. Net interest margin decreased 21 basis points to 3.31% for the three months ended March 31, 2024 from 3.56% for the three months ended December 31, 2023. Net interest-earning assets decreased $13.4 million, or 4.9%, to $261.8 million for the three months ended March 31, 2024 from $275.2 million for the three months ended December 31, 2023. The decreases in the Bank’s net interest rate spread and net interest margin were primarily a result of the cost of interest-bearing liabilities increasing and the yield on interest-earning assets decreasing.

Provision for Credit Losses. The Bank establishes provisions for credit losses, which are charged to operations in order to maintain the allowance for credit losses at a level it considers necessary to absorb probable credit losses attributable to uncollectible loans that are reasonably estimable at the balance sheet date. In determining the level of the allowance for credit losses, the Bank considers, among other things, past and current loss experience, evaluations of real estate collateral, economic conditions, the amount and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent, classified and criticized loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. The Bank assesses the allowance for credit losses and records provisions for credit losses on a quarterly basis.

The Bank recorded a recovery for credit losses of $142,000 for the three months ended March 31, 2024 as compared to a recovery for credit losses of $107,000 for the three months ended December 31, 2023. The increased recovery reflected slower loan growth, no charge-offs during the period and continued strong credit quality. The Bank had no charge-offs for the three months ended March 31, 2024 and $220,000 of non-performing loans and $220,000 of classified loans at March 31, 2024 compared to no charge-offs for the three months ended December 31, 2023 and $145,000 of non-performing loans and $145,000 of classified loans at December 31, 2023. The Bank’s allowance for credit losses as a percentage of total loans was 0.72% at March 31, 2024 compared to 0.74% at December 31, 2023.

Noninterest Income. Noninterest income increased $151,000 or 41.4%, to $516,000 for the three months ended March 31, 2024 from $365,000 for the three months ended December 31, 2023, primarily as a result of an increase in other noninterest income of $141,000, or 115.6%, for the three months ended March 31, 2024 compared to the three months ended December 31, 2023.

Noninterest Expense. Noninterest expense increased $95,000, or 1.3%, to $7.6 million for the three months ended March 31, 2024 from $7.5 million for the three months ended December 31, 2023, primarily as a result of an $317,000, or 50.0%, increase in data processing expense, of which $242,000 consisted of system deconversion fees related to the Merger. The increase was offset by a $244,000, or 6.3%, decrease in salaries and employee benefits primarily due to a $210,000 decrease in ESOP expense resulting from a full-year allocation of unallocated shares in 2023 following the Merger. In addition, there was a $207,000, 36.7%, decrease in professional fees, due to the fees associated with the Merger in 2023. Additional one-time data processing expenses of $200,000 are expected to be incurred during the three months ended June 30, 2024.

Income Tax Expense. The provision for income taxes was $292,000 for the three months ended March 31, 2024, compared to $408,000 for the three months ended December 31, 2023. The Bank’s effective tax rate was 21.5% for the three months ended March 31, 2024 compared to 20.2% for the three months ended December 31, 2023.

Comparison of Financial Condition at March 31, 2024 and June 30, 2023

Assets. Assets increased $401.3 million, or 61.6%, to $1.05 billion at March 31, 2024 from $651.5 million at June 30, 2023. The increase was the result of the acquisition of Regal Bancorp on September 19, 2023, which had total assets of $430.7 million at the time of the Merger, offset by a decrease in cash used to repay a $20.0 million borrowing during the three months ended March 31, 2024.

Cash and Cash Equivalents. Cash and cash equivalents increased $30.0 million, or 70.8%, to $72.5 million at March 31, 2024 from $42.4 million at June 30, 2023. The increase was due to the acquisition of Regal Bancorp, which had cash and cash equivalents of $55.3 million at the time of the Merger, which was offset by the cash used to repay a $20.0 million borrowing during the three months ended March 31, 2024.

Securities. Total securities (securities available-for-sale and securities held-to-maturity) decreased $12.8 million, or 6.2%, to $194.4 million at March 31, 2024 from $207.3 million at June 30, 2023. The decrease was due to principal repayments, maturities and sales from the securities portfolio.

Loans. Loans receivable, net, increased $336.6 million, or 92.9%, to $698.9 million at March 31, 2024 from $362.3 million at June 30, 2023. The increase was due to the acquisition of Regal Bank’s loan portfolio, which totaled $336.0 million at the time of the Merger.

Goodwill and Intangible Assets. Goodwill and intangible assets were $28.6 million at March 31, 2024 due to the goodwill and core deposit intangible premium that was recognized from the Merger that closed on September 19, 2023.

Deposits. Deposits increased $334.1 million, or 66.3%, to $838.0 million at March 31, 2024 from $503.9 million at June 30, 2023. The increase was due to the assumption of Regal Bank’s deposits, which totaled $373.2 million at the time of the Merger. At March 31, 2024, $123.5 million, or 14.7%, of total deposits consisted of noninterest bearing deposits. At March 31, 2024, $128.2 million, or 15.3%, of total deposits were uninsured.

Borrowings. During the year ended June 30, 2023, the Bank borrowed $20.0 million from the Federal Reserve under the Bank Term Funding Program as a precautionary measure to provide for additional liquidity due to market conditions at that time. During the three months ended March 31, 2024, the Bank repaid its borrowing in full. At March 31, 2024, there were no outstanding borrowings.

Equity. Equity increased $77.2 million, or 63.2%, to $199.3 million at March 31, 2024 from $122.1 million at June 30, 2023. The increase was primarily due to the proceeds from the Company’s initial public offering, offset by the $69.5 million of funds used to acquire Regal Bancorp. Accumulated other comprehensive loss decreased $643,000, or 12.8%, to $4.4 million at March 31, 2024 from $5.0 million at June 30, 2023. The decrease was due to the change in net unrealized holding gains or losses on securities available-for-sale, as well as the funded status of the Company’s pension plan, as of the consolidated balance sheet dates, net of the related tax effect.

About Somerset Regal Bank

Somerset Regal Bank is a full-service New Jersey commercial bank headquartered in Bound Brook, New Jersey that operates 15 branches in Essex, Hunterdon, Middlesex, Morris, Somerset and Union Counties, New Jersey. At March 31, 2024, Somerset Regal Bank had $1.05 billion in total assets, $698.9 million in net loans, $838.0 million in deposits and total equity of $199.3 million. Additional information about Somerset Regal Bank is available on its website, www.somersetregalbank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, our ability to successfully integrate acquired operations and realize the expected level of synergies and cost savings, potential recessionary conditions, real estate market values in the Bank’s lending area changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, economic assumptions that may impact our allowance for credit losses calculation, changes in liquidity, including the size and composition of our deposit portfolio, and the percentage of uninsured deposits in the portfolio, the availability of low-cost funding, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyber attacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged. Our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statement.

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

March 31, 2024 (Unaudited) and June 30, 2023

(Dollars in Thousands)

	March 31, 2024	June 30, 2023
	(Unaudited)
Assets
Cash and due from banks	$52,775	$8,657
Interest-bearing deposits at other banks	19,718	33,792

Total cash and cash equivalents	72,493	42,449
Securities available-for-sale, at fair value	32,628	36,076
Securities held-to-maturity, at amortized cost	161,817	171,185
Equity securities, at fair value	27	24
Loans receivable, net of allowance for credit losses of $5,076 and $1,116, respectively	698,891	362,252
Premises and equipment, net	4,954	3,546
Right-of-use asset	2,772	19
Restricted equity securities, at cost	1,274	726
Accrued interest receivable	2,487	1,189
Bank owned life insurance	36,840	28,714
Goodwill and intangible assets	28,608	—
Other assets	10,034	5,306

Total assets	$1,052,825	$651,486

Liabilities and Equity
Liabilities
Deposits:
Noninterest-bearing	$123,463	$40,687
Interest-bearing	714,572	463,230

Total deposits	838,035	503,917
Borrowings	—	20,000
Advance payments by borrowers for taxes and insurance	7,123	4,313
Accrued interest payable	224	—
Lease liability	2,859	19
Other liabilities	5,311	1,153

Total liabilities	853,552	529,402

Equity
Common stock, $0.01 par value, 55,000,000 authorized; 9,507,930 and — shares issued, respectively	95	—
Additional paid-in capital	91,444	—
Retained earnings	119,237	127,099
Unearned compensation ESOP	(7,131)	—
Accumulated other comprehensive loss	(4,372)	(5,015)

Total stockholders’ equity	199,273	122,084

Total liabilities and stockholders’ equity	$1,052,825	$651,486

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For Three Months Ended March 31, 2024 (Unaudited) and December 31, 2023 (Unaudited)

(Dollars in Thousands)

	Three Months Ended
	March 31, 2024	December 31, 2023
	(Unaudited)
Interest Income
Loans, including fees	$9,819	$10,186
Securities:
Taxable	779	852
Non-taxable	—	—
Federal funds sold	76	71
Interest bearing deposits at other banks	974	1,177

Total interest income	11,648	12,286

Interest Expense
Deposits:
Demand	122	335
Savings and time	3,031	2,692
Borrowings	227	240

Total interest expense	3,380	3,267
Net Interest Income	8,268	9,019
Provision (Credit) for Credit Losses	(142)	(107)

Net Interest Income After Provision (Credit) For Credit Losses	8,410	9,126

Noninterest Income
Service charges and fees	193	212
Increase in cash surrender value of bank owned life insurance	247	233
Fees and service charges on loans	36	6
Unrealized gain on equity securities	2	5
Realized gain on sale of loans	19	31
Other	19	(122)

Total noninterest income	516	365

Noninterest Expense
Salaries and employee benefits	3,631	3,875
Occupancy	772	665
Furniture and equipment	285	228
Data Processing	951	634
Advertising	75	72
FDIC premiums	120	145
Directors fees	103	97
Professional fees	357	564
Insurance	165	108
Telephone, postage and supplies	210	97
Other	902	991

Total noninterest expense	7,571	7,476

Income Before Income Tax Expense	1,355	2,015
Income Tax Expense	292	408

Net Income	1,063	1,607

Basic earnings per share	$0.12	$0.18

Diluted earnings per share	$0.12	$0.18

SR Bancorp, Inc. and Subsidiaries

Selected Ratios

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31, 2024	December 31, 2023
	(Unaudited)
Performance Ratios: (1)
Return on average assets (2)	0.39%	0.60%
Return on average equity (3)	2.12%	3.36%
Net interest margin (4)	3.31%	3.56%
Net interest rate spread (5)	2.83%	3.08%
Efficiency ratio (6)	86.19%	79.67%
Total gross loans to total deposits	84.00%	83.12%
Asset Quality Ratios:
Allowance for credit losses on loans as a percentage of total gross loans	0.72%	0.74%
Allowance for credit losses on loans as a percentage of non-performing loans	2307.27%	3598.62%
Net (charge-offs) recoveries to average outstanding loans during the period	0.00%	0.00%
Non-performing loans as a percentage of total gross loans	0.03%	0.02%
Non-performing assets as a percentage of total assets	0.02%	0.01%
Other Data:
Tangible book value per common share (7)	$17.95	$17.88
Tangible common equity to tangible assets	16.66%	16.25%

(1)	Performance ratios for the three month periods ended March 31, 2024 and December 31, 2023 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percentage of average interest-earning assets.
(5)	Represents net interest rate spread as a percentage of average interest-earning assets.
(6)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(7)

Tangible book value per share is calculated based on total stockholders’ equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Goodwill and core deposit intangibles were $28,608 and $29,032 at March 31, 2024 and December 31, 2023, respectively.